Exhibit 99.1

ITT Reports 2016 First-Quarter Results

Re-affirms 2016 full-year revenue and adjusted EPS guidance

GAAP Results:

  Revenue up 3.5% to $609 million
  Segment operating income down 10%
  EPS flat at $0.42

Adjusted Results:

  Organic revenue down 2.5%
  Segment operating income down 10%, flat excluding $8 million foreign exchange impact
  EPS down 9%, up 5% excluding ($0.09) foreign exchange impact

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 5, 2016--ITT Corporation (NYSE:ITT) today reported 2016 first-quarter financial results that reflected the benefits of a diversified portfolio and effective capital deployment in today’s challenging economic environment, as the benefits of recent acquisitions and significant growth across our transportation businesses more than offset the negative impacts of continued weakness in the oil and gas and mining markets.

On a GAAP basis, the company delivered revenue of $609 million, a 3.5 percent increase, reflecting the incremental impacts of our 2015 acquisitions of Wolverine Advanced Materials and Hartzell Aerospace. GAAP segment operating income results were driven by the negative impacts of foreign exchange, pricing pressure and product mix. First-quarter GAAP EPS was flat at $0.42.

On an adjusted basis, first-quarter organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) decreased 2.5 percent, reflecting solid growth in global transportation that was more than offset by declines in oil and gas and mining markets.

First-quarter adjusted segment operating income was flat, excluding the $8 million impact from foreign exchange, reflecting solid net operating productivity and restructuring benefits, and the impacts of the strategic acquisitions of Wolverine Advanced Materials and Hartzell Aerospace. These gains were offset by negative impacts from lower organic volumes primarily related to the difficult market conditions in oil and gas and mining, pricing pressure and unfavorable product mix.

First-quarter adjusted EPS, which excludes special items, decreased 9 percent to $0.59, exceeding internal expectations, as a lower share count and lower effective tax rate were partially offset by lower investment returns at corporate and unfavorable foreign exchange of $0.09. Adjusted EPS, excluding the negative impact from foreign exchange, grew 5 percent in the first quarter.

For a reconciliation of GAAP to non-GAAP results, please click here.

“In the first quarter, ITT continued to confront a challenging macroeconomic environment that presented headwinds across a number of areas, including foreign exchange and the oil and gas and mining markets. For ITT, we realized the benefits of our balanced and diverse portfolio as the market headwinds we faced were offset by solid revenue growth in key global transportation markets. We also continued to drive an intense focus on corporate cost containment,” said ITT CEO and President Denise Ramos.

“In addition, our 2015 acquisitions of Wolverine Advanced Materials and Hartzell Aerospace – which are performing extremely well – have strengthened key transportation platforms and given us new opportunities for long-term growth. We are continuing to deploy our capital to both position ITT for long-term success and to provide returns of value to shareowners. Our latest organic investment is a new North American automotive brake pad facility to support recent multi-year platform wins with key customers.

“As we move through 2016, we expect the persistent volatility in the global macroeconomic environment will continue and that these conditions will continue to impact our businesses. As a result, we will maintain our strong focus on managing those areas over which we have control, and optimizing and aligning our businesses and their respective cost structures to drive enhanced long-term value for shareowners.”

2016 First-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year periods.

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  Total revenue decreased 18 percent to $209 million. GAAP operating income decreased 56 percent to $9 million.
  Organic revenue decreased 14.5 percent, reflecting the impact of weakness in the oil and gas and mining markets on our pumps and aftermarket businesses.
  Adjusted segment operating income decreased 58 percent to $12 million as restructuring benefits and cost containment actions were more than offset by the negative impacts of volume, $6 million of unfavorable foreign exchange and prior-year product warranty favorability.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  Total revenue increased 34 percent to $257 million. GAAP operating income increased 24 percent to $51 million.
  Organic revenue increased 14 percent due to significant share gains and market growth in global automotive brake pads, as well as growth in our shock absorbers business in all core markets including rail.
  Adjusted segment operating income increased 30 percent to $53 million, reflecting higher volume and net operating productivity, and the acquisition of Wolverine Advanced Materials, which were partially offset by unfavorable impacts from pricing and foreign exchange.

Interconnect Solutions designs and manufactures connectors and interconnects for the oil and gas, industrial and transportation, and aerospace and defense markets.

  Total revenue decreased 7 percent to $72 million. GAAP operating income decreased 58 percent to $2 million.
  Organic revenue declined 6 percent due to market weakness in the oil and gas and general industrial connector markets and expected declines in non-strategic legacy connectors.
  Adjusted segment operating income declined 57 percent to $2 million, as savings from restructuring initiatives were more than offset by impacts from operational disruptions due to the relocation of certain connectors operations, lower volumes and unfavorable mix shift and pricing.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets, as well as aerospace environmental control system components.

  Total revenue increased 9 percent to $72 million, and GAAP operating income decreased 27 percent to $10 million.
  Organic revenue decreased 1 percent as growth in aerospace and defense was partially offset by softness in global industrial markets.
  Adjusted segment operating income decreased 7 percent to $14 million, as net operating productivity and the impact of the Hartzell Aerospace acquisition were more than offset by the impact of prior-year reserve favorability.

Guidance

The company is re-affirming its previously announced 2016 full-year revenue and adjusted EPS guidance. Total revenue is expected to be flat to down 4 percent. Adjusted EPS is expected to be in the range of $2.42 to $2.68 per share, which is flat at the midpoint and up 2 percent excluding the impact of foreign exchange compared to 2015.

The company expects stronger automotive results, along with incremental benefits from Industrial Process restructuring actions, favorable corporate costs and a lower full-year tax rate, to help offset weakness in short-cycle pumps and aftermarket at Industrial Process.

New Holding Company Formation

ITT also announced that in mid-May 2016, the company intends to implement a company reorganization that would create a new holding company, ITT Inc., as its new publicly traded parent company. At the same time, the company intends to implement an internal reorganization that would separate its operating assets from its legacy liabilities and associated insurance assets. The move would also streamline the company’s legal entity structure and facilitate future growth opportunities. The company’s ticker symbol would remain ITT, and there would be no impact to ITT’s consolidated financial position, cash flow or capital structure. For more information, please see the Form 8-K filed by the company with the Securities and Exchange Commission on May 5, 2016.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors and will be available on the website from two hours after the webcast until Thursday, May 19, 2016, at midnight.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2015 revenues of $2.5 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months
For the Periods Ended March 31	2016	2015
Revenue	$609.1	$588.7
Costs of revenue	413.8	389.7
Gross Profit	195.3	199.0
General and administrative expenses	69.0	60.1
Sales and marketing expenses	43.3	47.3
Research and development expenses	19.2	18.3
Asbestos-related costs, net	12.8	15.4
Operating Income	51.0	57.9
Interest and non-operating expenses, net	1.7	1.2
Income from continuing operations before income tax expense	49.3	56.7
Income tax expense	11.7	18.1
Income from continuing operations	37.6	38.6
(Loss) Income from discontinued operations, net of tax	(0.3)	3.4
Net Income	37.3	42.0
Less: Loss attributable to noncontrolling interests	(0.1)	(0.1)
Net Income	$37.4	$42.1
Amounts attributable to ITT Corporation:
Income from continuing operations, net of tax	$37.7	$38.7
(Loss) Income from discontinued operations, net of tax	(0.3)	3.4
Net Income	$37.4	$42.1

Earnings (loss) per share attributable to ITT Corporation:
Basic:
Continuing operations	$0.42	$0.42
Discontinued operations	-	0.04
Net income	$0.42	$0.46

Diluted:
Continuing operations	$0.42	$0.42
Discontinued operations	(0.01)	0.04
Net income	$0.41	$0.46

Weighted average common shares - basic	89.6	90.6
Weighted average common shares - diluted	90.5	91.6

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$430.9	$415.7
Receivables, net	607.0	584.9
Inventories, net	301.3	292.7
Other current assets	227.0	204.4
Total current assets	1,566.2	1,497.7
Plant, property and equipment, net	443.0	443.5
Goodwill	787.6	778.3
Other intangible assets, net	181.2	187.2
Asbestos-related assets	331.3	337.5
Deferred income taxes	322.6	326.1
Other non-current assets	177.3	153.3
Total non-current assets	2,243.0	2,225.9
Total assets	$3,809.2	$3,723.6
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term loans and current maturities of long-term debt	$275.2	$245.7
Accounts payable	293.5	314.7
Accrued liabilities	385.3	392.7
Total current liabilities	954.0	953.1
Asbestos-related liabilities	957.0	954.8
Postretirement benefits	260.6	260.4
Other non-current liabilities	214.7	189.9
Total non-current liabilities	1,432.3	1,405.1
Total liabilities	$2,386.3	$2,358.2
Total ITT Corporation shareholders' equity	1,421.4	1,362.1
Noncontrolling interests	1.5	3.3
Total shareholders' equity	1,422.9	1,365.4
Total liabilities and shareholders' equity	$3,809.2	$3,723.6

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the Three Months Ended March 31	2016	2015
Operating Activities
Net income	$37.3	$42.0
Less: (Loss) income from discontinued operations	(0.3)	3.4
Less: Loss attributable to noncontrolling interests	(0.1)	(0.1)
Income from continuing operations - ITT Corporation	37.7	38.7
Adjustments to income from continuing operations:
Depreciation and amortization	25.3	20.7
Stock-based compensation	2.9	3.1
Asbestos-related costs, net	12.8	15.4
Asbestos-related payments, net	(4.3)	(3.9)
Changes in assets and liabilities:
Change in receivables	(21.0)	(56.7)
Change in inventories	(4.0)	3.6
Change in accounts payable	(14.8)	(0.5)
Change in accrued expenses	(28.8)	(21.3)
Change in accrued and deferred income taxes	3.4	17.2
Other, net	(3.5)	(8.1)
Net Cash - Operating Activities	5.7	8.2
Investing Activities
Capital expenditures	(21.0)	(30.2)
Acquisitions, net of cash acquired	(0.2)	-
Purchases of investments	(40.0)	(15.3)
Maturities of investments	36.3	5.3
Other, net	0.1	0.2
Net Cash - Investing Activities	(24.8)	(40.0)
Financing Activities
Commercial paper, net borrowings	28.5	113.5
Short-term revolving loans, borrowings	27.7	-
Short-term revolving loans, repayments	(27.7)	-
Repurchase of common stock	(6.9)	(82.8)
Proceeds from issuance of common stock	6.1	2.0
Dividends Paid	(11.4)	(0.3)
Excess tax benefit from equity compensation activity	3.0	1.8
Other, net	(2.4)	(0.2)
Net Cash - Financing Activities	16.9	34.0
Exchange rate effects on cash and cash equivalents	9.9	(15.8)
Net Cash – Discontinued operations	7.5	(0.3)
Net change in cash and cash equivalents	15.2	(13.9)
Cash and cash equivalents - beginning of year	415.7	584.0
Cash and cash equivalents - end of period	$430.9	$570.1

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain supplemental measures to be useful to management and investors when evaluating our operating performance for the periods presented. These supplemental measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and reflect how management evaluates our operating results and trends. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for the current and prior periods.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, repositioning costs, certain acquisitions-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Corporation and income from continuing operations attributable to ITT Corporation per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, repositioning costs, restructuring and realignment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring and realignment actions, repositioning costs, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2016 & 2015
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2016	3M 2015	2016 vs. 2015	2016 vs. 2015	3M 2016	3M 2016	Adj. 2016 vs. 2015	Adj. 2016 vs. 2015

Revenues
ITT Corporation - Consolidated	609.1	588.7	20.4	3.5%	48.8	(13.7)	(14.7)	(2.5%)

Industrial Process	208.8	255.6	(46.8)	(18.3%)	-	(9.8)	(37.0)	(14.5%)
Motion Technologies	257.0	191.2	65.8	34.4%	42.0	(3.4)	27.2	14.2%
Interconnect Solutions	72.4	77.5	(5.1)	(6.6%)	-	(0.4)	(4.7)	(6.1%)
Control Technologies	71.9	65.8	6.1	9.3%	6.8	-	(0.7)	(1.1%)

Orders
Total Segment Orders	623.5	607.7	15.8	2.6%	52.9	(15.7)	(21.4)	(3.5%)

Industrial Process	188.8	262.0	(73.2)	(27.9%)	-	(11.4)	(61.8)	(23.6%)
Motion Technologies	265.4	198.1	67.3	34.0%	41.6	(3.7)	29.4	14.8%
Interconnect Solutions	78.1	83.0	(4.9)	(5.9%)	-	(0.5)	(4.4)	(5.3%)
Control Technologies	92.4	65.7	26.7	40.6%	11.3	-	15.4	23.4%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
First Quarter 2016 & 2015
(In Millions)

	3M 2016	3M 2016		3M 2016	3M 2015	3M 2015		3M 2015	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2016 vs. 2015		As Adjusted 2016 vs. 2015

Revenue:
Industrial Process	208.8			208.8	255.6			255.6	(18.3%)		(18.3%)
Motion Technologies	257.0			257.0	191.2			191.2	34.4%		34.4%
Interconnect Solutions	72.4			72.4	77.5			77.5	(6.6%)		(6.6%)
Control Technologies	71.9			71.9	65.8			65.8	9.3%		9.3%
Intersegment eliminations	(1.0)			(1.0)	(1.4)			(1.4)
Total Revenue	609.1			609.1	588.7			588.7	3.5%		3.5%

Operating Margin:
Industrial Process	4.3%	150	BP	5.8%	8.0%	350	BP	11.5%	(370)	BP	(570)	BP
Motion Technologies	19.7%	100	BP	20.7%	21.4%	-	BP	21.4%	(170)	BP	(70)	BP
Interconnect Solutions	2.8%	-	BP	2.8%	6.2%	(30)	BP	5.9%	(340)	BP	(310)	BP
Control Technologies	14.5%	460	BP	19.1%	21.7%	80	BP	22.5%	(720)	BP	(340)	BP
Total Operating Segments	11.8%	150	BP	13.3%	13.7%	150	BP	15.2%	(190)	BP	(190)	BP

Income (loss):
Industrial Process	9.0	3.2		12.2	20.4	8.9		29.3	(55.9%)		(58.4%)
Motion Technologies	50.7	2.4		53.1	41.0	-		41.0	23.7%		29.5%
Interconnect Solutions	2.0	-		2.0	4.8	(0.2)		4.6	(58.3%)		(56.5%)
Control Technologies	10.4	3.3		13.7	14.3	0.5		14.8	(27.3%)		(7.4%)
Total Segment Operating Income	72.1	8.9		81.0	80.5	9.2		89.7	(10.4%)		(9.7%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, repositioning costs, certain acquisition-related expenses, and other unusual or infrequent operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter 2016 & 2015
(In Millions, except per share amounts)

										Percent Change
	Q1 2016	Non-GAAP		Q1 2016	Q1 2015	Non-GAAP		Q1 2015	2016 vs. 2015	2016 vs. 2015
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	72.1	8.9	#A	81.0	80.5	9.2	#A	89.7

Corporate (Expense)	(21.1)	12.7	#B	(8.4)	(22.6)	15.6	#B	(7.0)

Operating Income	51.0	21.6		72.6	57.9	24.8		82.7

Interest Income (Expense)	(1.1)	-		(1.1)	(0.8)	-		(0.8)
Other Income (Expense)	(0.6)	-		(0.6)	(0.4)	-		(0.4)

Income from Continuing Operations before Tax	49.3	21.6		70.9	56.7	24.8		81.5

Income Tax (Expense)	(11.7)	(6.0)	#C	(17.7)	(18.1)	(3.6)	#C	(21.7)

Income from Continuing Operations	37.6	15.6		53.2	38.6	21.2		59.8

Less: Non Controlling Interest	(0.1)	-		(0.1)	(0.1)	-		(0.1)

Income from Continuing Operations - ITT Corporation	37.7	15.6		53.3	38.7	21.2		59.9

EPS from Continuing Operations	0.42	0.17		0.59	0.42	0.23		0.65	(0.06)	(9.2%)

Note: Amounts may not calculate due to rounding.

#A -	2016 segment operating income includes restructuring and realignment costs ($6.5M) and acquisition related costs of ($2.4M).
#A -	2015 segment operating income includes restructuring costs ($9.2M).

#B -	2016 corporate (expense) includes asbestos related expense and other costs ($12.7M)
#B -	2015 corporate (expense) includes repositioning and restructuring costs ($0.2M) and asbestos related expense ($15.4M).

#C -	2016 includes various tax-related special items including tax on deemed distribution of foreign earnings of ($1.0M), in addition to the tax impact of other operating special items.
#C -	2015 includes various tax-related special items including tax on deemed distribution of foreign earnings of ($1.7M), in addition to the tax impact of other operating special items.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
First Quarter 2016 & 2015
(In Millions)

	3M 2016	3M 2015

Net Cash - Operating Activities	5.7	8.2

Capital Expenditures	21.0	30.2

Free Cash Flow	(15.3)	(22.0)

Repositioning & Realignment Related Cash Payments, including Capex	-	2.4

Restructuring Cash Payments	6.5	6.6

Asbestos Cash Payments, net	4.3	3.9

Adjusted Free Cash Flow	(4.5)	(9.1)

Income from Continuing Operations - ITT Corporation	37.7	38.7

Special Items	15.6	21.2

Income from Continuing Operations - ITT Corporation, Excluding
Special Items	53.3	59.9

Adjusted Free Cash Flow Conversion	NA	NA

ITT Corporation Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2016

	2016 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$ 1.70	$ 2.08

Estimated Asbestos Costs to Maintain 10-Year Accrual, Net of Tax	0.45	0.41

	$ 2.15	$ 2.49

Estimated Restructuring and Realignment Costs, Net of Tax	0.25	0.17

Acquisition Related Costs, Net of Tax	0.01	0.01

Other Special Items, Net of Tax	0.01	0.01

EPS from Continuing Operations - Adjusted	$ 2.42	$ 2.68

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com